                                                                    EXHIBIT 8.2

                         MICHAEL TROKEY & COMPANY, P.C.
                          CERTIFIED PUBLIC ACCOUNTANTS
                               10411 CLAYTON ROAD
                               ST. LOUIS, MO 63131

                                                                    May 10, 2006

Boards of Directors
Liberty Savings Mutual Holding Company
Liberty Savings Bank, F.S.B.
Liberty Bancorp, Inc.
16 W. Franklin
Liberty, Missouri 64068

     Gentlemen:

     You have requested an opinion from our Firm regarding the Missouri state tax consequences of the proposed transactions (collectively, the "Conversion"), pursuant to which Liberty Savings Mutual Holding Company (the "MHC") will convert to the stock form of organization and Liberty Bancorp, Inc. (the "Company") will acquire 100 percent of the stock of Liberty Savings Bank, F.S.B. (the "Bank").

                              FACTS AND ASSUMPTIONS

     Our opinion is based upon facts and assumptions consistent with those stated in the Federal Tax Opinion obtained by you from the firm of Muldoon Murphy & Aguggia LLP dated May 10, 2006. We rely on the same assumptions upon which they relied therein and also upon their opinions stated therein with respect to the federal tax liability.

     We have relied, in part, that factual descriptions included in the Muldoon Murphy & Aguggia LLP opinion is correct regarding the federal income tax consequences of the proposed conversion. We also relied upon the factual descriptions provided by FinPro, Inc. dated March 2, 2006 concluding that the subscription rights have no economic value on the date of distribution or at the time that they are exercised.

     The basic assumptions made for federal tax purposes do not differ from those which are assumed for state tax purposes.

                              ANALYSIS AND OPINION

     The Missouri Tax Statutes follow federal income tax law by virtue of
Section 143.431.1, RSMo. as amended. That section provides that the Missouri taxable income of a corporation shall be so much of its federal taxable income for the taxable year with modifications as the same is derived from sources within Missouri.

Boards of Directors
May 10, 2006
Page 2


     Mutual and stock savings and loan associations (including savings banks) are not subject to either Missouri corporate tax or the Missouri corporate franchise tax. The stock bank, however, will be subject to a financial institution franchise tax under Section 148.620 RSMo. Savings banks organized under the laws of Missouri, any other state or the laws of the United States and having an office in Missouri are subject to a franchise tax based on net income in lieu of a corporate income tax. Section 148.700.1 RSMo. gives the Director of Revenue authority to publish rules and regulations for the enforcement of the franchise tax and states that "insofar as feasible, as may be determined by the director, such rules and regulations shall be consistent with the rules and regulations prescribed by the United States Commissioner of Internal Revenue for the enforcement of the income tax chapter of the Internal Revenue Code." The Director of Revenue has not published rules and regulations enforcing the franchise tax, and there are no judicial or administrative decisions determining how conversions are to be treated for purposes of the franchise tax. In addition, there is no judicial or administrative authority generally addressing how the franchise tax should be computed in the absence of rules and regulations. Therefore, there is an issue as to whether the federal income tax treatment of conversions should apply in the absence of regulations. However, based upon the language of Section 148.700.1, it would appear that the intent of the franchise tax statute is to "enforce" the franchise tax laws in a manner consistent with federal law and therefore to measure net income in a manner consistent with the federal income tax laws.

     Missouri taxable income for individuals, estates and trusts, and corporations (other than financial institutions and other special corporations such as insurance companies) is based on federal adjusted gross income, with modifications.

     We have relied upon the factual descriptions contained in the opinion of Muldoon Murphy & Aguggia LLP that states:

     1. the conversion of the MHC from mutual form to a federal interim stock savings institution will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by the MHC by reason of such conversion;

     2.   the MHC Merger will qualify as a reorganization within the meaning of
          Section 368(a)(1)(A) of the Internal Revenue Code, and no gain or loss will be recognized by the MHC or the Bank by reason of the merger;

     3. the Bank Merger will qualify either as a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code or as an exchange under Section 351 of the Internal Revenue Code, and no gain or loss will be recognized by an interim bank, the Bank or the Company by reason of the Bank Merger;

     4. no gain or loss will be recognized by the current stockholders of the Bank upon the receipt of shares of common stock of the Company pursuant to the Bank Merger, except to the extent of any cash received in lieu of a fractional share interest in the Company;

Boards of Directors
May 10, 2006
Page 3


Assuming no gain will recognized by the Bank, MHC or Company, or Stock Bank with respect to the proposed transaction under Federal income tax rules, the proposed conversion will not result in the recognition of any gain or loss for purpose of Missouri income tax or savings and loan association franchise tax to either the Bank, Company, or MHC under RSMo. Sections 148.620 and 148.630.

     Our opinion is limited to the income and financial institution franchise tax consequences. There are other taxes imposed upon Missouri corporations in the savings and loan business and in other general business. Missouri corporate income tax will be imposed on the Holding Company at 6 1/4% of the Missouri taxable income and the Holding Company will also be required to file a corporate franchise tax report with the Missouri Secretary of State under Section 147.010, RSMo. We do not render an opinion on those taxes in this letter.

     Since it is the conclusion of Muldoon Murphy & Aguggia LLP that it is more likely than not the depositors will recognize no gain or loss for federal tax purposes, the conversion therefore will not result in the recognition of any gain or loss by those depositors for Missouri tax purposes.

     We also predicate our opinion on the fact that there would be no economic value to the subscription rights at the time of the distribution or at the time of the exercise of those rights, as stated in the opinion of the appraisers. We also predicate our opinion on the fact that no gain or loss will be required to be recognized by the depositors when they receive their subscription rights under Sections 143.051, 143.121, 143.341, and 143.431.

     If, of course, the tax law is changed at a later date, we do not assume any obligation to update or modify this opinion in the event the tax law changes. In addition, our opinion is confined to the specified Missouri income tax and financial institutions franchise tax consequences of this transaction. We express no opinion regarding any other state tax, any other Missouri tax, or the tax of any other jurisdiction, state or federal.

     This opinion confines itself to state tax consequences of this transaction. It is predicated on our assumptions of the facts as summarized in this letter. This opinion is rendered for the benefit of the Holding Company and the Association in connection with the proposed transactions described herein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (Form S-1) of the Corporation under the Securities Act of 1933, as amended, the Association's Application for Conversion (Form AC) filed with the Office of Thrift Supervision, and to reference to the firm in the prospectus and proxy statement included herein.

                                        Very truly yours,


                                        /S/ Michael Trokey & Company, P.C.